UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MORGAN STANLEY
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April 30, 2012

Dear Fellow Morgan Stanley Shareholder:

Morgan Stanley’s Board of Directors recommends that shareholders approve three key proposals at our upcoming annual shareholders meeting:  the amendment to our equity share plan, our advisory vote on pay, and the amendment of our non-employee director equity plan, all three of which we believe are important to our continuing efforts to build our business and deliver shareholder value.

The proxy advisory firm Glass Lewis has recommended that shareholders vote FOR all three of these proposals.  The proxy advisory firm ISS has recommended that shareholders vote FOR our advisory vote on pay and the amendment of our non-employee director equity plan, but against the amendment to our equity share plan.

While we are pleased that both advisory firms support our proposals on our advisory vote on pay and our director equity plan, we believe that ISS’s recommendation regarding the amendment to our equity share plan failed to properly reflect certain critical issues regarding this proposal.  Last year, the amendment to our equity share plan received a 73% vote under similar circumstances of positive Glass Lewis and negative ISS recommendations.  I would like to address in this letter the continuing reasons to support our equity share plan.

Our focus on “at risk” equity compensation aligns employees with shareholder interests and reflects regulatory guidance as well as practices advocated by corporate governance experts.  Today, however, we have only 14 million shares available for stock grants under our employee stock plans.  Given the importance of paying a portion of compensation in equity, we estimate that we will need 50 million additional shares for our compensation plan this year.  For this reason, the Board of Directors is asking shareholders to approve these additional shares for issuance under our 2007 Equity Incentive Compensation Plan (EICP) as well as a five-year extension of the EICP at Morgan Stanley’s upcoming annual meeting.

The additional shares requested are the minimum amount necessary to maintain an appropriate mix of “at risk” equity, deferred compensation and cash awards for 2012.  Last year, we had 69 million shares available and were able to deliver year-end deferred compensation in a mix of equity with three year vesting and deferred cash. We believe that continuing to include equity as an element of deferred compensation creates an important alignment between employees and shareholders.  That is why we disagree with ISS’s customary formula-based methodology used to evaluate equity incentive plans, which resulted in ISS not supporting the amendment of the EICP.  In our view, the methodology used by ISS does not appropriately reflect important considerations regarding Morgan Stanley’s compensation practices.  In order for you to make a fully informed voting decision on this important matter, we have outlined below several key concerns with the ISS analysis.

First, the ISS methodology did not reflect that the equity awards we propose to issue under the amended EICP will be granted as a component of, and not in addition to, an employee’s total year-end incentive compensation – as were the equity awards issued in prior years.

A Morgan Stanley employee’s annual performance-based incentive compensation is first determined as a dollar amount based on Company and individual performance and then a portion of that is granted in annual incentive equity and deferred cash awards, which, unlike cash payments, are “at risk” and subject to clawback and cancellation.  The equity award portion is granted at 100% of the fair value on the grant date.  Consistent with principles set forth by regulators, Morgan Stanley in recent years has increased the portion of compensation that is deferred – as evidenced by 100% of the 2011 year-end compensation of the Operating Committee (which includes our Chief Executive Officer and other senior executives of the Company) granted in deferred awards.  Additional shares are needed to continue this equity-based approach, which provides employees with long-term incentives that are aligned with shareholder interests and are at risk and subject to clawback and cancellation.

Second, the ISS assessment did not reflect the fact that a rejection of the amendment to our share plan will impede our ability to comply with the guidance we have received from regulators.

Regulators in both the U.S. and U.K. have issued guidance that a substantial portion of variable compensation be paid in equity or equity-linked instruments.  If the EICP amendment is not approved, the Firm will be compelled to replace a substantial component of its equity compensation with cash-based compensation, which would not be consistent with regulatory guidance and would move in the opposite direction of aligning employee and shareholder interests.

Third, our “burn rate” and overhang are down from prior years.

As stated above, the requested shares are the minimum needed to maintain an appropriate mix of “at risk” equity and deferred cash awards for our employees for 2012.  Both our burn rate and overhang are at reasonable levels.  Our burn rate, which is the number of shares granted per year as a percent of common shares outstanding, at 2.8% is below the Firm’s prior three-year average of 3.8%, as well as the ISS industry cap.  Our overhang, which is the aggregate number of shares granted and reserved for employees as a percentage of common shares outstanding, was 10.5% as of 1/31/2012, the lowest at Morgan Stanley in six years.  With these additional shares, our overhang would be approximately 13.1% which, while modestly above the ISS industry cap, is well below the Firm’s prior three-year average of 20.9%.

Fourth, the ISS industry evaluation is not based on the practices of Morgan Stanley’s direct competitors.  Instead, the ISS methodology is based on the practices of a very broad group of hundreds of companies (those having the same GICS code as Morgan Stanley).  This includes, among others, credit card companies, lease financing companies and custody and retail banks that have very different businesses than Morgan Stanley.  The vast majority of them are not direct competitors of Morgan Stanley, are not as dependent upon the use of equity compensation in attracting and retaining top talent, and are not subject to the same regulatory guidance regarding the use of equity compensation.

Morgan Stanley operates in an intensely competitive environment and our success is closely tied to our ability to recruit and retain talented employees and a strong management team.  Since our direct competitors use significant amounts of equity compensation to attract and retain talent, we would be at a competitive disadvantage if this amendment is not approved and we cannot compensate our employees using equity awards.  Our ability to retain employees would be negatively impacted since employees would have less equity at risk and competitors would be better able to “poach” our best people.  We believe that Morgan Stanley’s equity grant practices should be evaluated as compared to those of our direct competitors, not those of the broad group that the ISS methodology considered.

Conclusion

Over the past few years, in response to the lasting impact on the industry from the global financial crisis, Morgan Stanley has fundamentally restructured the way it pays its employees, more closely tying compensation to the Firm’s long-term financial performance.  Highlights of our program, of which equity awards are a significant element, include:

•	Reduced the portion of compensation paid in cash and increased the portion of compensation that is deferred into equity and cash-based incentive awards subject to clawback and cancellation.

•	First major bank in U.S. to institute a “clawback”, which was expanded to apply to all 2011 year-end compensation.

•	Mr. Gorman’s total 2011 compensation was down 25% from 2010.

•	100% of year-end incentive compensation for Named Executive Officers (NEOs) was paid as deferred compensation, subject to clawback and cancellation provisions.

•
NEO compensation includes "at risk" performance stock units that only deliver value if pre-determined financial goals are achieved over a three-year period, including return on average common equity and relative total shareholder return.

•	Continued to ensure that our executive compensation practices are disclosed in a clear and transparent manner.

We urge you to support our efforts to build shareholder value by voting FOR approval of the amendment to our equity share plan, FOR the advisory vote on pay, and FOR approval of the amendment to our director equity plan, as well as by following the Board’s voting recommendations on the other agenda items.

Very truly yours,

Jim Rosenthal

Chief Operating Officer